EXHIBIT 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT OF
GROBSTEIN, HORWATH & COMPANY LLP

We hereby consent to the incorporation by reference in this Form S-3 and related prospectus (the "Prospectus") of our report dated February 4, 2005 with respect to the consolidated balance sheets of New Dragon Asia Corp. as of December 25, 2004 and 2003, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years ended December 25, 2004 included in its Annual Report (Form 10-K)(as amended) for the fiscal year ended December 25, 2004.

We also consent to the reference to our firm under the caption “Experts” in the Prospectus.

/s/ GROBSTEIN, HORWATH & COMPANY LLP

Sherman Oaks, California
August 11, 2005